November 2015 MSELN-198-C Registration Statement No. 333-203433 PRICING SUPPLEMENT Dated November 30, 2015 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
$11,668,350 PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsubordinated unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, if the price of the underlying shares has decreased, investors will lose 1% for every 1% decline in the price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlying shares. The underlying shares are designed to represent the performance of the mainland Chinese market that is available to international investors. The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series G program. All payments on the PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying shares:	Shares of the iShares® China Large-Cap ETF (Bloomberg symbol: “FXI”) (the “Fund”)
Aggregate principal amount:	$11,668,350
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	November 30, 2015
Issue date:	December 3, 2015
Maturity date:	January 5, 2017, subject to adjustment as described in “Additional Information About the Securities” below.
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + $10 × leverage factor × fund return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 + $10 × fund return
Under this circumstance, the payment at maturity will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final share price is less than the initial share price.

Maximum payment at maturity:	$12.50 per PLUS (125.00% of the stated principal amount)
Leverage factor:	300%
Fund return:	(final share price - initial share price) / initial share price
Initial share price:	$37.45, which was the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on that date
Valuation date:	December 30, 2016, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares, see “Additional Terms of the PLUS - Adjustment factor” below.
CUSIP/ISIN:	78013C211 / US78013C2118
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per PLUS	$10.000	$0.200(1)
		$0.025(2)	$9.775
Total	$11,668,350.000	$233,367.000 $29,170.875	$11,405,812.125
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.225 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.200 for each PLUS that MSWM sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.025 for each PLUS.
The initial estimated value of the PLUS as of the date of this document is $9.6815 per $10 PLUS, which is less than the price to public. The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 6, beginning on page S-1 of the accompanying prospectus supplement, and beginning on page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the PLUS” in this document.
Prospectus Supplement dated April 30, 2015
Prospectus dated April 30, 2015
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Performance Leveraged Upside Securities
Principal at Risk Securities
The PLUS Based on the Performance of the iShares® China Large-Cap ETF, due January 5, 2017 (the “PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.
Maturity:	Approximately 13 months
Leverage factor:	300% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	$12.50 per PLUS (125.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None

November 2015	Page 2

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
These PLUS offer leveraged exposure to the performance of the underlying shares.  In exchange for enhanced performance of 300% of the appreciation of the underlying shares, investors forgo performance above the maximum payment at maturity of $12.50 per PLUS and are fully exposed to any negative performance of the underlying shares. At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. If the price of the underlying shares remains unchanged, investors will receive the stated principal amount. However, if the price of the underlying shares has decreased, investors will lose 1% for every 1% decline in the price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment.
Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance.
Upside Scenario
The price of the underlying shares increases and, at maturity, we will pay the stated principal amount of $10 plus 300% of the fund return, subject to the maximum payment at maturity of $12.50 per PLUS (125.00% of the stated principal amount).

Par Scenario	The final share price is equal to the initial share price. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario
The price of the underlying shares declines and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the price of the underlying shares from the initial share price. There is no minimum payment at maturity.

November 2015	Page 3

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Wealth Management are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm
•	Prospectus Supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

November 2015	Page 4

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares. The graph is based on the following terms:
Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$12.50 per PLUS (125.00% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

$12.50
($10.00 plus
Maximum Payment at Maturity)
$10.00
Stated Principal Amount
PLUS
Zone
Payment at Maturity on the PLUS
$21
$20
$19
$18
$17
$16
$15
$14
$13
$12
$11
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
-80%
-60%
-40%
-20%
0%
8.33%
20%
40%
60%
80%
100%
Percentage Change in Final Index Level

■ The PLUS	■ The Underlying Shares
How it works
▪	Upside Scenario. If the final share price is greater than the initial share price, then investors would receive the $10 stated principal amount plus a return reflecting 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final share price of 108.33% of the initial share price.
▪	If the underlying shares appreciate 6%, the investor would receive an 18% return, or $11.80 per PLUS, or 118% of the stated principal amount.
▪	If the underlying shares appreciate 13%, the investor would receive only the maximum payment at maturity of $12.50 per PLUS, or 125.00% of the stated principal amount.
▪	Par Scenario. If the final share price is equal to the initial share price, the investor would receive an amount equal to the $10 stated principal amount.
▪	Downside Scenario. If the final share price is less than the initial share price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.
▪	If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

November 2015	Page 5

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.
▪	The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the full decrease in the price of the underlying shares over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.50 per PLUS, or 125.00% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the price of the underlying shares as of the valuation date above the initial share price, because the payment at maturity will be limited to 125.00% of the stated principal amount, any increase in the final share price over the initial share price by more than 8.33% will not further increase the return on the PLUS.
▪	The market price of the PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:
▪	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;
▪	dividend yields on the underlying shares and on the securities represented by the FTSE China 25 Index (the “underlying index”);
▪	market interest rates;
▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
▪	time remaining to maturity;
▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the U.S. and the Chinese securities markets generally, and which may affect the price of the underlying shares; and
▪	the exchange rates between the U.S. dollar and the Hong Kong dollar.
The price of the underlying shares may be volatile, and you should not take the historical prices of the underlying shares as an indication of future performance.  See “Information About the iShares® China Large-Cap ETF” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you sell your PLUS prior to maturity.
▪	The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.
▪	The initial estimated value of the PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time. If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the underlying shares, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS. These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS. In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

November 2015	Page 6

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	Our initial estimated value of the PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS. See “Structuring the PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the PLUS or similar securities at a price that is significantly different than we do.
The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.
▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. RBCCM may, but is not obligated to, make a market in the PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimated of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.
▪	The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to adjustment for non-business days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases on the valuation date to a price that is less than the initial share price, the payment at maturity will be less, and may be significantly less than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.
▪	An investment in the PLUS is subject to risks associated with Chinese companies. The underlying index tracks the value of certain Chinese securities. You should be aware that investments in securities linked to the value of non-U.S. equity securities involve particular risks. The Chinese securities markets comprising the underlying index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect the Chinese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Chinese securities markets, as well as cross-shareholdings in Chinese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Chinese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Chinese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in China are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in the Chinese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Chinese companies or investments in Chinese equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the Chinese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
▪	The PLUS will not be adjusted for changes in exchange rates. The share price of the Fund will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the Hong Kong dollar, the currency in which the stocks held by the Fund are traded. Accordingly, investors in the PLUS will be exposed to currency exchange rate risk with respect to the Hong Kong dollar. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the dollar strengthens against the Hong Kong dollar, the net asset value of the Fund will be adversely affected and the price of the Fund, and consequently, the market value of the PLUS, may decrease.
▪	Risks associated with emerging markets. An investment in the PLUS will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

November 2015	Page 7

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	Changes that affect the underlying index will affect the market value of the PLUS and the amount you will receive at maturity. The policies of FTSE International Limited (the “FTSE”), the provider of the of the underlying index, concerning the calculation of the underlying index, additions, deletions or substitutions of the components of the underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the Fund, the amount payable on the PLUS at maturity, and the market value of the PLUS prior to maturity. The amount payable on the PLUS and their market value could also be affected if FTSE changes these policies, for example, by changing the manner in which it calculates the underlying index, or if FTSE discontinues or suspends the calculation or publication of the underlying index.
▪	Adjustments to the Fund could adversely affect the PLUS. BlackRock Fund Advisors (“BFA”), as the investment advisor of the Fund, is responsible for calculating and maintaining the Fund. BFA can add, delete or substitute the stocks comprising the Fund. BFA may make other methodological changes that could change the price of the underlying shares at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the PLUS.
▪	Investing in the PLUS is not equivalent to investing in the underlying shares. Investing in the PLUS is not equivalent to investing in the Fund or its component securities. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.
▪	We have no affiliation with FTSE and will not be responsible for any actions taken by FTSE. FTSE is not an affiliate of ours and will not be involved in the offering of the PLUS in any way. Consequently, we have no control over the actions of FTSE, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. FTSE has no obligation of any sort with respect to the PLUS. Thus, FTSE has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the PLUS. None of our proceeds from the issuance of the PLUS will be delivered to FTSE.
▪	We and our affiliates do not have any affiliation with BFA and are not responsible for its public disclosure of information. We and our affiliates are not affiliated with BFA in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Fund. BFA is not involved in the offering of the PLUS in any way and has no obligation to consider your interests as an owner of the PLUS in taking any actions relating to the underlying shares that might affect the value of the PLUS. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about BFA or the Fund contained in any public disclosure of information. You, as an investor in the PLUS, should make your own investigation into the underlying shares.
▪	The underlying shares and the underlying index are different and the performance of the underlying shares may not correlate with that of the underlying index. The performance of the underlying shares may not exactly replicate the performance of the underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the underlying index or due to other circumstances. The Fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the underlying index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the underlying index as a whole. Under normal circumstances, at least 90% of the Fund’s total assets will be invested in component securities of the underlying index and investments that have economic characteristics substantially identical to those of such component securities. A “representative sampling” strategy generally can be expected to produce a greater tracking error. In addition, the Fund may not be able to replicate the currency hedge strategy employed by the underlying index.
▪	The Fund is subject to management risks. The underlying shares are subject to management risk, which is the risk that BFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BFA may invest a portion of the Fund’s assets in securities not included in the relevant industry or sector but which BFA believes will help the Fund track the relevant industry or sector.
▪	Historical prices of the underlying shares should not be taken as an indication of their future prices during the term of the PLUS. The trading prices of the equity securities comprising the Fund will determine the price of the underlying shares at any given time. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall. Trading prices of the equity securities comprising the Fund will be influenced by complex and interrelated political, economic, financial and other factors.
▪	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS. One or more of our subsidiaries and/or third party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the Fund or its component securities), including trading in those securities as well as in other related instruments. Some of our subsidiaries also trade those securities and other financial instruments related to the Fund on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and, therefore, could have increased the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

November 2015	Page 8

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the underlying shares or the securities held by the Fund that are not for the account of holders of the PLUS or on their behalf. These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the PLUS.
We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the Fund.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the Fund.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying shares or the securities held by the Fund. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS.  Any of these activities by us or one or more of our affiliates may affect the price of the underlying shares and, therefore, the market value of the PLUS.
▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial share price, and will determine the final share price, fund return and the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or the calculation of the final share price in the event of a market disruption event or discontinuance of the Fund. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations see “Additional Terms of the PLUS” below.
▪	The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect the underlying shares. RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.
▪	Significant aspects of the tax treatment of the PLUS are uncertain. The tax treatment of an investment in the PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.
The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

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Additional Terms of the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Adjustment factor:
1.0, subject to adjustment.  If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of the underlying shares:
The closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:
•         if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or
•         if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the underlying shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the underlying shares will nevertheless be determined as set forth above under “—Closing price of the underlying shares.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•         a suspension, absence or material limitation of trading in the underlying shares on their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         the underlying shares do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or
•         any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of

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Proceeds and Hedging.”
The following events will not be market disruption events:
•         a limitation on the hours or number of days of trading in the underlying shares on their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•         a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:
•         a price change exceeding limits set by that market;
•         an imbalance of orders relating to those contracts; or
•         a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Discontinuation of the Fund:
If BFA discontinues operation of the Fund and BFA or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (the successor fund), then the calculation agent will substitute the successor fund for the Fund and determine the closing price of the underlying shares on the valuation date as described above under “—Closing price of the underlying shares.”
If BFA discontinues operation of the Fund and:
•         the calculation agent does not select a successor fund, or
•         the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if BFA elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.
If BFA discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•         the determination of the final share price, or
•         a determination by the calculation agent that a successor fund is available, the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the PLUS, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.
The exchange means the primary organized exchange or quotation system for trading the underlying shares, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).
A related exchange means each exchange or quotation system on which futures or options contracts relating to the underlying shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating

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to the underlying shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the underlying shares on that temporary substitute exchange or quotation system as on the original related exchange).

Default interest upon acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS
Additional amounts
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                  with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                 who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of PLUS or the receipt of payments thereunder;
(iii)               who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.       the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;
(v)                 who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and

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amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.
In the opinion of Morrison & Foerster LLP, when the PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the PLUS will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the PLUS” of this pricing supplement, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

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Information About the iShares® China Large-Cap ETF
The iShares® China Large-Cap ETF
The iShares® China Large-Cap ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities of the largest companies in the China equity market available to international investors, as represented by the FTSE China 25 Index. The fund’s investment objective and the FTSE China 25 Index may be changed at any time.
The following information has been obtained from the iShares website without independent verification.  The shares of the iShares® China Large-Cap ETF trade on the NYSE Arca under the symbol “FXI.”
FTSE China 25 Index
The FTSE China 25 Index (formerly the FTSE/Xinhua China 25 Index) is a stock index calculated, published and disseminated by the index sponsor, FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE China 25 Index, like other indices of FTSE, is governed by an independent advisory committee, the FTSE Asia Pacific Advisory Committee, that ensures that the FTSE China 25 Index is operated in accordance with ground rules published and maintained by the FTSE Policy Group. The FTSE China 25 Index is calculated and published in Hong Kong dollars (“HKD”) and non-HKD denominated constituent prices are converted to HKD in order to calculate the index. The constituents of the FTSE China 25 Index are selected based on full market capitalization and with a view to providing stability in the index. As a result, the FTSE China 25 Index is not necessarily comprised of the 25 stocks with the highest full market capitalization. To be eligible for inclusion in the FTSE China 25 Index, a stock must be a constituent of the FTSE All-World Index, must be listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”), and must be an “H” share or a “Red Chip” share. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Central Government for listing and trading on the HKSE. “Red Chip” shares are securities of companies that are incorporated outside of the People’s Republic of China, are more than 35% owned (including strategic holdings), directly or indirectly, in aggregate by Chinese entities (such as Chinese Government entities, states, provinces or municipalities and derive more than 55% of their revenue or operating assets from mainland China). Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong dollars and are available only to international investors who are not citizens of the People’s Republic of China.
The composition of the FTSE China 25 Index is reviewed quarterly in March, June, September and December as described below.
Index Calculation
The index is calculated during each trading day of the HKSE (except for Hong Kong Public Holidays) on a real-time and end-of-day closing level (at 16:15 local Hong Kong time) basis. Total return calculations of the index are published at the end of each working day and include cash dividends based on the security’s ex-dividend date. The price portion of the index is calculated using the following formula:
SUM [(pn * en) * sn * fn * cn] / d
n=1, 2, 3……n
where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into Hong Kong dollars, if applicable, s is the number of shares of the security in issue as used by the FTSE index ground rules, f is the portion of free floating shares, adjusted in accordance with the policies of the FTSE/Xinhua Index Limited, c is the factor applied to each security to cap its weight within the index, expressed as a number between 0 and 1 (1 representing 100% or no cap) and published by FTSE that coincides with the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.
The index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates to convert those prices into Hong Kong dollars for its calculations. The foreign exchange rates received from Reuters at the index closing time (16:15 local Hong Kong time) are used to calculate the closing level of the index.
Under its calculation methodology, FTSE uses available published information to exclude from free floating shares, regardless of size of holdings, all of the following: any corporate investments by companies that are in a related industry (including suppliers) in an index constituent company, including by a publicly listed, or strategic holding company, private or non-listed subsidiary of a listed company, or a private company; long-term holdings by company directors, their families, companies majority owned by a director, or promoters; holdings of employee share schemes or shares held by employee unions; holdings by government authorities, government controlled corporations, government owned corporations, and government investment companies (although sovereign wealth funds may be considered free float in some circumstances); shares subject to lock-in clauses (for the duration of the clause); and convertible stock or loan stock that is not yet converted.
The initial weighting of an index constituent stock is applied in bands, as follows: free float less than or equal to 15% — ineligible for inclusion in the index, unless free float is also greater than 5% and the full market capitalization is greater than USD $2.5 billion (or local currency equivalent), in which case actual free float rounded up to the next whole percentage is used; free float greater than 15% but less than or equal to 20% – 20%; free float greater than 20% but less than or equal to 30% – 30%; free float greater than 30% but less than or equal to 40% – 40%; free float greater than 40% but less than or equal to 50% – 50%; free float greater than 50% but less than or equal to 75% – 75%; and free float greater than 75% – 100%. Foreign ownership limits, if any, will be applied after calculating the actual free float

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restriction, but before applying the bands described above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.
A capping methodology is applied at quarterly reviews to the constituents of the index to ensure that no constituent’s weight exceeds 10%. The weights of all lower ranking constituents are then increased by a corresponding amount. The adjusted weights of these lower ranking constituents are then checked against the 10% cap. The process is repeated until no constituent’s weight exceeds 10%. Following this process, if the total index weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, a similar procedure is then applied to ensure that no more than one constituent is capped at 10% by reducing, for example, the second largest stock to 9% and increasing the other constituents’ individual weights commensurately. The process continues until the total index weight of the constituents whose individual weights exceed 5% is less than 40% in the aggregate.
Maintenance
The quarterly review of the index constituents takes place in March, June, September and December. The meeting to review the constituents will be held on the Tuesday after the first Friday of the review month using data from the close of business on the next trading day following the third Friday in February, May, August and November. Any constituent changes will be implemented on the next trading day following the third Friday of the same month. The index is capped as at the close of business the day before the third Friday in March, June, September and December. The index is capped using prices adjusted for corporate events as at the close of business the day before the third Friday based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month. Index changes resulting from index reviews are published as soon as practical following the conclusion of each respective FTSE Asia Pacific Advisory Committee meeting.
The insertion and deletion of companies in the index at the quarterly review are designed to provide stability in the selection of constituents of the index while ensuring that the index continues to be representative of the market by including or excluding those companies which have risen or fallen significantly. All securities eligible to be constituents of the index will be ranked by their full market capitalization. In determining the full market capitalization of a company, all share classes are included, while only the eligible share classes are included in the index weighting. A company will be inserted into the index at the periodic review if it rises to 15th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A company in the index will be deleted at the periodic review if it falls to 36th position or below when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A reserve list of potential index constituents will be maintained following each quarterly review in the event of removals prior to the next quarterly review as described below.
A constant number of constituents will be maintained for the index. Where a greater number of companies qualify to be inserted in the index than those qualifying to be deleted, the lowest ranking constituents presently included in the index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.
An index constituent’s free float is also reviewed in connection with the quarterly index reviews. Implementation of any changes takes place after the close of the index calculation on the third Friday of the review month. A constituent’s free float will be reviewed and adjusted if necessary by identifying information which necessitates a change in free float weighting, following a corporate event, or the expiration of a lock-in clause.
If a corporate event includes a corporate action which affects the index, any change in free float will be implemented at the same time as the corporate action. If there is no corporate action or lock-in clause expiration, the change in free float will be applied as soon as practicable.
Following the application of an initial free float restriction, a constituent’s free float will only be changed if its actual free float moves to more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent new band. This 5 percentage points threshold does not apply if the change is greater than one band i.e. a movement of 10 percentage points for the bands between 20% and 50% and 25 percentage points for the bands between 50% and 100% will not be subject to the 5 percentage point threshold.
Each constituent is tested for liquidity on an annual basis in March by calculation of its median daily trading per month as part of the FTSE All-World Index review. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trade. Securities which do not turnover at least 0.05% of their free float adjusted shares based on their median daily trade per month in ten of the twelve months prior to an annual review, are not eligible for inclusion in the index. Constituents failing to trade at least 0.04% of their free float adjusted shares based on its median daily trade per month for more than four of the twelve months prior to the annual review are removed from the index. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trade per month in each month since their listing. This rule will not apply to new issues added under the Fast Entry Rule described below. At the sole discretion of the FTSE Asia Pacific Advisory Committee, the above percentage figures may be adjusted by up to 0.01% at the March review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole market and may not be applied to individual securities.

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PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Corporate Events, New Issues and Extraordinary Removals
In the event of a merger or takeover in which one constituent is absorbed by another, the resulting company will remain a constituent. In the event of a merger or takeover resulting in a vacancy (either a constituent mergers into another constituent or a constituent merges into a non-constituent), the vacancy will be filled by the highest ranking security by full market capitalization from a reserve list maintained by the FTSE Asia Pacific Advisory Committee. In the event of corporate splits and spin-offs in which a constituent company forms two or more companies, the resulting companies may be eligible for inclusion as index constituents provided they meet applicable requirements. Index constituent changes resulting from a split will be determined following the effectiveness of the split based on market values at the close on the first day of trading and applied using market values at the close of the second day of trading. During this period, the index may have more than 25 constituents.
If, in the view of the FTSE Asia Pacific Advisory Committee, a new issue is so large that the effectiveness of the index as the market indicator would be significantly and adversely affected by its omission, the FTSE Asia Pacific Advisory Committee may decide to include the new issue as a constituent of the index. To qualify, the company must be a “fast entry” into the FTSE All-World Index and have a full market capitalization which would ensure the company joins the index in 5th position or higher, before the application of individual constituent investability weightings. In such a case, the FTSE Asia Pacific Advisory Committee will normally include the company after the close of business on the fifth day of official trading and advance notification will be given accordingly. The security which is the lowest ranking constituent by full market capitalization of the index will be selected for removal.
If a constituent is delisted, or ceases to have a firm quotation, or is subject to a takeover or has, in the opinion of the Chairman and Deputy Chairman of the FTSE Asia Pacific Advisory Committee (or their nominated deputies), ceased to be a viable constituent as defined by FTSE’s methodology, it will be removed from the list of constituents and replaced by the highest ranking company by full market capitalization eligible on the reserve list as at the close of the index calculation two days prior to the deletion. The removal and replacement are effected simultaneously, before the start of the index calculation on the day following the day on which the event justifying removal was announced.
Information regarding the index may be obtained from the FTSE website. We are not incorporating by reference that website, the sources listed above or any material they include in this document.

November 2015	Page 16

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
The table below sets forth the daily published high and low official closing prices of the underlying shares for each quarter in the period from January 1, 2011 through November 30, 2015. The graph below sets forth the daily official closing prices of the underlying shares for the period from January 1, 2011 through November 30, 2015. We obtained the information below from Bloomberg Financial Markets, without independent verification. You should not take the historical performance of the underlying shares as an indication of its future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.
iShares® China Large-Cap ETF
Information as of market close on November 30, 2015:
Bloomberg Ticker Symbol:	FXI	52 Weeks Ago:	$39.55
Current Price:	$37.45	52 Week High (on 4/27/2015):	$52.72
		52 Week Low (on 9/4/2015):	$33.58

iShares® China Large-Cap ETF	High ($)	Low ($)

2011
First Quarter	44.96	41.16
Second Quarter	46.40	41.11
Third Quarter	43.31	30.83
Fourth Quarter	38.95	29.75
2012
First Quarter	40.48	35.15
Second Quarter	38.34	31.83
Third Quarter	35.29	32.09
Fourth Quarter	40.48	34.91
2013
First Quarter	41.86	36.33
Second Quarter	38.62	31.70
Third Quarter	39.15	31.73
Fourth Quarter	40.19	36.42
2014
First Quarter	37.12	32.98
Second Quarter	38.28	34.59
Third Quarter	42.52	37.32
Fourth Quarter	41.98	37.46
2015
First Quarter	44.74	40.77
Second Quarter	52.72	45.00
Third Quarter	45.81	33.58
Fourth Quarter (through November 30, 2015)	40.37	35.71

November 2015	Page 17

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® China Large-Cap ETF – Historical Closing Prices January 1, 2011 to November 30, 2015

90.00
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Closing Prices($)
Jan–11
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November 2015	Page 18

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.  It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the Fund or any of the entities whose stock is included in the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the Fund or any of the entities whose stock is included in the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the Fund or the entities whose stock is included in the Fund and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization.  If the PLUS are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS. In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
While the matter is not entirely clear, there exists a substantial risk that an investment in the PLUS is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the PLUS will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero.  U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the PLUS.
Alternative Treatments.  Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument. Pursuant to such characterization, since the PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the PLUS are so treated, a holder would generally be required to accrue interest income over the term of the PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the PLUS.   In addition, any gain a holder might recognize upon the sale, exchange or maturity of the PLUS would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the PLUS, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above.

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PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code (as discussed above) might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the PLUS.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, including the PLUS, may be treated as dividend equivalents.  However, withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2016. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Therefore, if such withholding applies, any payments on the PLUS will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the PLUS.

November 2015	Page 20

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Use of Proceeds and Hedging
The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.
Supplemental Information Regarding Plan of Distribution; Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the PLUS and will receive a fee of $0.225 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.200 for each of the PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.025 for each PLUS. Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.
Delivery of the PLUS will be made against payment for the PLUS on December 3, 2015, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately six months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time.  This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.
Structuring the PLUS
The PLUS are our debt securities, the return on which is linked to the performance of the underlying shares. As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the PLUS at the time their terms were set. Unlike the estimated value included in this document, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the PLUS than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying shares, and the tenor of the PLUS. The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduced the economic terms of the PLUS to you and resulted in the initial estimated value for the PLUS on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the PLUS is less than the price to the public” above.

November 2015	Page 21

PLUS Based on the Performance of the iShares® China Large-Cap ETF due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person,” unless those PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the PLUS, you should consult your legal counsel.

November 2015	Page 22